Exhibit 99.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of June 25, 2026 (the “Effective Date”), by and among Elroy Air, Inc., a Delaware corporation (the “Company”), and the purchasers identified on the signature pages hereto (including their respective successors and assigns, each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, convertible promissory notes and warrants as more fully described in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a securities purchase agreement of even date herewith (the “Other SPA”) with certain other purchasers party thereto, pursuant to which the Company will issue and sell convertible promissory notes and warrants on substantially the same terms and conditions as set forth herein, with such transactions being facilitated through a placement agent and constituting part of the same financing contemplated by this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Purchasers, severally and not jointly, agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Additional Information” means the Company’s financial statements and the Company Disclosure Letter.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Aviation Authority” means the Federal Aviation Administration, the Department of Transportation, the National Transportation Safety Board, or any foreign civil aviation authority or equivalent Governmental Authority having jurisdiction over the design, manufacture, certification, registration, operation or export of aircraft, unmanned aircraft systems, or aviation products.

“BSA” means the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”).

“Business Combination” means, collectively, the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement that the Company anticipates entering into with Columbus Circle Capital Corp II, a special purpose acquisition company (the “SPAC”).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed; provided, however, that, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, effective as of May 8, 2025, as the same may be amended, restated or otherwise modified from time to time.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1(a).

“Closing Date” means the date on which Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all legally binding contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all Company IP Licenses and other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Conversion Shares” means the shares of Common Stock issued and issuable upon conversion of the Notes in accordance with the terms thereof.

“Company Benefit Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by the Company for the benefit of any employee or terminated employee of the Company.

“Company Common Stock” means collectively, shares of (i) common stock of the Company, $0.0001 par value per share, and (ii) non-voting common stock of the Company, $0.0001 par value per share.

“Company Convertible Security” means each convertible promissory note, simple agreement for future equity or similar instrument or Contract issued by the Company or entered into by the Company pursuant to which any Person has the right to convert or exchange such instrument or Contract into equity securities of the Company (excluding the Notes, the Warrants and Company Options).

“Company Entities” means the Company and its subsidiaries.

“Company IP” means any and all Intellectual Property that is owned or purported to be owned (in whole or in part), licensed, used or held for use by the Company.

“Company IP Licenses” means any Intellectual Property licenses, sublicenses and other agreements or permissions that the Company is party to or is otherwise authorized to use or practice any Intellectual Property under, excluding Off-the-Shelf Software and non-exclusive licenses of Intellectual Property granted in agreements with suppliers, customers or end users in the ordinary course of business where the license is not the primary purpose of the agreement.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”), that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company Entities, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company Entities to consummate the transactions contemplated hereby or in any of the other Transaction Documents; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws, statutes, regulations, ordinances, rules, or Governmental Authority orders or requirements (including regulations promulgated by the Federal Aviation Administration, airworthiness certification requirements, or unmanned aircraft systems regulations or laws, regulations, or standards specifically applicable to autonomous aerial vehicles or cargo drone operations) or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement or any other Transaction Document, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company Entities to meet any projections or forecasts (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company Entities operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement or any other Transaction Document and consummation of the transactions contemplated hereby and thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company Entities, (i) the expiration, non-renewal, or termination of commercial contracts to which any of the Company Entities are a party, in each case occurring in the ordinary course of business or at the stated expiration date of such contract, or (j) any action taken by, or at the request of, the Requisite Purchasers; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company Entities, taken as a whole, relative to similarly situated companies in the industry in which the Company Entities conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company Entities, taken as a whole, relative to similarly situated companies in the industry in which the Company Entities conduct their respective operations.

“Company Options” means all options to purchase shares of Company Common Stock that are outstanding as of immediately prior to the Effective Date.

“Company Party” means the Company and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Company Preferred Stock” means, collectively, the (i) Series Seed Preferred Stock, (ii) Series Seed-1 Preferred Stock, (iii) Series Seed-2 Preferred Stock, (iv) Series Seed-3 Preferred Stock, (v) Series A-1 Preferred Stock, (vi) Series A-2 Preferred Stock, (vii) Series AA Preferred Stock of the Company, (viii) Series AA-1 Preferred Stock, (ix) Series AA-2 Preferred Stock, (x) Series AA-3 Preferred Stock, (xi) Series AAA Preferred Stock of the Company, (xii) Series AAA-1 Preferred Stock, (xiii) Series A Prime Preferred Stock, (xiv) Series Seed Prime Preferred Stock, (xv) Series A Prime Non-Voting Preferred Stock, and (xvi) Series Seed Prime Non-Voting Preferred Stock.

“Company Securities” means, collectively, the Company Common Stock, the Company Preferred Stock, the Company Convertible Securities, the Company Options, the Company Warrants and all other shares, warrants and other securities of the Company.

“Company Warrants” means all warrants to purchase any shares or other equity interests of the Company other than the Warrants.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

“Environmental Law” means any Law in any way relating to (i) the protection of human health and safety (with respect to exposure to Hazardous Materials), (ii) the environment, (iii) natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (iv) pollution, or (v) Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., the Resource Conservation and Recovery Act, 42 USC §6901 et seq., the Toxic Substances Control Act, 15 USC §2601 et seq., the Federal Water Pollution Control Act, 33 USC §1251 et seq., the Clean Air Act, 42 USC §7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC §136 et seq., the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC §2641 et seq., the Safe Drinking Water Act, 42 USC §300f et seq., the Oil Pollution Act of 1990, 33 USC §2701 et seq., and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Legal Proceedings, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) which together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any federal, state, municipal, local or other foreign or domestic governmental, quasi-governmental, or administrative body, instrumentality, department, or agency, any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any government-owned entity.

“Government Official” shall mean any individual working for or on behalf of a Governmental Authority. Examples include a foreign customs official; an inspector from a tax, health, or environmental agency; an employee in the procurement department of a state-owned manufacturer; a journalist employed by a state-owned media company; and a professor or researcher at a state-owned university.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed, classified or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, “toxic chemical”, or “waste” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including oil, petroleum, petroleum products and by-products, petroleum breakdown products, asbestos, radioactive materials, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation and per- and polyfluoroalkyl substances.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (ii) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (iii) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (iv) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (other than real estate leases and any other leases that would be required to be capitalized only upon adoption of ASC 842), (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) all obligations secured by a Lien securing debt for borrowed money on any property of such Person (other than Permitted Liens), (viii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (ix) all obligation described in clauses (i) through (viii) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Inflection Point” means Inflection Point Asset Management LLC and/or one or more of its Affiliates.

“Intellectual Property” means any and all intellectual or proprietary property and all rights, title, and interest therein or thereto arising anywhere in the world, including all United States, international and foreign: (i) patents and patent applications, patent improvements, disclosures and inventions, (whether patentable or unpatentable and whether or not reduced to practice), including any continuations, divisions, continuations in part, renewals, divisionals, extensions, substitutions, reexaminations, reissues or foreign counterparts of any of the foregoing; (ii) all trade names, trade dress, trademarks, service marks, slogans, logos or internet domain name registrations, social media usernames, handles, and any other similar identifiers of source of origin, including all goodwill associated therewith, together with all registrations and applications relating thereto; (iii) copyrights (whether registered or unregistered), original works of authorship, copyrightable works and subject matter, together with all registrations and applications relating thereto; (iv) all proprietary databases and data; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) Trade Secrets, (vii) Software and data, databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise; (viii) rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing anywhere in the world; (ix) any and all other intellectual or industrial property rights protectable by applicable law in any jurisdiction; and (x) all issuances, renewals, registrations and applications of or for any of the foregoing.

“IT Assets” means the technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated networks and control systems, cloud computing arrangements, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, which are material to the operations of the Company, and all associated documentation, in each case, owned or leased by, licensed to, or used by the Company in the conduct of its business.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals set forth on Schedule 1.1 of the Company Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or examination, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards).

“Lien” means any mortgage, deed of trust, pledge, security interest, attachment, right of first refusal, right of first offer, option, proxy, voting trust, license, encumbrance, easement, covenant, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Losses” means losses, liabilities, obligations, claims, damages, costs and expenses, including all judgment, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation.

“Merger” means the merger of the Merger Sub with and into the Company, pursuant to the terms and conditions of the Business Combination Agreement.

“Merger Sub” means IPGX Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Columbus Circle Capital Corp II.

“Notes” means the convertible promissory notes issued by the Company to the Purchasers at the Closing, substantially in the form of Exhibit A hereto, bearing interest, convertible into shares of Common Stock and having the terms and conditions set forth therein and the convertible promissory notes issued by the Company to other purchasers under the Other SPA at the Closing.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“OFAC Lists” means any sanctions lists administered by OFAC.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available to the public on standard terms and conditions with an annual cost of less than $100,000 per year.

“Open Source Software” means any code or software governed by any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate or articles of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Intellectual Property” means any and all Intellectual Property which the Company owns (or purports to own), in whole or in part, and includes the Company Software and all Company Registered IP.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities which, to the Knowledge of the Company, are not violated in any material respects; (d) non-monetary Liens of record, so long as such matters do not materially interfere with or detract from the Company’s ability to conduct its business at such property; (e) all matters that would be disclosed on an accurate survey of the Company’s real property; (f) Liens incurred or deposits made in the ordinary course of business in connection with social security; (g) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business; (h) Liens arising under this Agreement or any Transaction Document; or (i) non-exclusive licenses of Owned Intellectual Property granted to customers, vendors or service providers in the ordinary course of business.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Personal Information” means any information that identifies, relates to, or is linked or reasonably linkable to an individual and includes any “personal information,” “personal data” or similar term as defined by Data Protection Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Placement Agent” means Barclays Capital Inc.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Purchaser Party” means with respect to each Purchaser, such Purchaser and such Purchaser’s directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons.

“Related Person” means any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates and any immediate family member of any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migrating or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Legal Proceeding” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct or otherwise respond to a condition of noncompliance with Environmental Laws.

“Requisite Purchasers” means Purchasers holding a majority of the principal amount outstanding under the Notes issued under this Agreement and the Other SPA, which majority must include Inflection Point to the extent it then holds any Notes.

“Securities” means the Notes, the Warrants and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means any data breach or security incident that (i) materially impacts the confidentiality, integrity or availability of (a) the Personal Information that is Processed by the Company, or (b) the IT Assets that are material to the operations of the Company or the Processing of Personal Information by the Company, or (ii) is otherwise required to be notified or reported to an individual regulator or other third party under applicable Law or pursuant to an obligation under a Contract that is legally binding on the Company.

“Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Software” means any and all software, firmware and computer programs and applications, including any and all source code, descriptions, schematics, specifications, flow charts, object code, middleware, utilities, computer programs, application programming interfaces, algorithms, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, methodologies and other work product used in design, plan, organize and develop any of the foregoing, in each case of the foregoing whether in source code, executable or object code form, documentation related thereto including user manuals, user documentation, and training materials, files, records and other work product related to any of the foregoing and all software modules, tools and databases and collections of data.

“Subscription Amount” shall mean, as to each Purchaser, the aggregate amount to be paid for the Note and Warrants purchased hereunder pursuant to the terms of this Agreement as set forth across from such Purchaser’s name on Schedule A hereto in U.S. dollars and in immediately available funds.

“Subsidiary” means, with respect to any Person, any company, partnership, association or other business entity of which (i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, form, declaration, election, disclosure, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by a Governmental Authority.

“Transaction Documents” means this Agreement, the Other SPA, the Notes, the Charter, the Warrants, and all exhibits and schedules thereto.

“Underlying Shares” means the Conversion Shares and the Warrant Shares.

“U.S.” means the United States of America.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a)(ii) hereof, which Warrants shall be in the form of Exhibit B attached hereto and the Common Stock purchase warrants delivered by the Company to other purchasers under the Other SPA at the Closing.

Article 2

PURCHASE AND SALE

2.1 Closing and Subsequent Closings.

(a) On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase, a Note in the original principal amount set forth opposite such Purchaser’s name on Schedule A hereto, and a Warrant to purchase the number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule A hereto, for an amount equal to such Purchaser’s Subscription Amount as set forth opposite such Purchaser’s name on Schedule A hereto. At the Closing, the Company shall deliver to the Purchaser the Notes and Warrants as determined pursuant to Section 2.1(a) and the Company and the Purchasers, severally and not jointly, shall deliver the other items set forth in Section 2.2(b) deliverable at the Closing. The Closing shall occur simultaneously with the execution of this Agreement (if payment of the Subscription Amount has been received by the Company) by electronic exchange of documents and signatures or at a time and date to be agreed upon in writing by the Company and the Requisite Purchasers.

(b) At any time and from time to time after the Closing Date but on or prior to August 1, 2026, the Company may, without the consent of any Purchaser, sell and issue additional Notes and Warrants to one or more additional purchasers or to existing Purchasers (each, a “Subsequent Closing”) on the same terms and conditions as those set forth in this Agreement. Each additional purchaser participating in a Subsequent Closing shall become a party to this Agreement as a “Purchaser” for all purposes by executing and delivering a counterpart signature page to this Agreement (or a joinder agreement in form and substance reasonably acceptable to the Company), and Schedule A shall be updated to reflect the Note principal amount, Subscription Amount and number of Warrant Shares applicable to each such purchaser. Each Subsequent Closing shall be deemed a “Closing,” and the date on which each Subsequent Closing occurs shall be deemed a “Closing Date,” for all purposes of this Agreement, and the Notes and Warrants issued at any Subsequent Closing shall constitute “Securities” issued hereunder. The representations and warranties of the Company set forth in Article 3 and of each Purchaser set forth in Article 4 shall be made as of the date of each applicable Subsequent Closing, and the deliveries set forth in Section 2.2 shall be made in connection with each Subsequent Closing. Notwithstanding anything to the contrary herein, the aggregate Subscription Amounts for the Notes and Warrants sold and issued at all Subsequent Closings shall not exceed $13,375,000.

2.2 Deliveries. On or prior to the Closing Date:

(a) The Company shall have delivered or caused to be delivered to each Purchaser the following in form and substance reasonably acceptable to the Placement Agent:

(i) A certificate from its secretary or other executive officer, certifying as to, and attaching (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date and (B) the resolutions of the Company’s Board of Directors (the “Company Board”) authorizing and approving the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby.

(ii) the Note, duly executed by the Company, in the original principal amount equal to the Subscription Amount set forth opposite such Purchaser’s name on Schedule A hereto;

(iii) a Warrant registered in the name of the Purchaser to purchase up to a number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule A hereto; and

(iv) wire transfer instructions for the Company.

(b) Each Purchaser, severally and not jointly, shall deliver or cause to be delivered to the Company the following:

(i) such Purchaser’s counter-signature to the Note described in Section 2.2(a)(ii); and

(ii) such Purchaser’s Subscription Amount.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter dated as of the date of this Agreement delivered by the Company to the Purchasers (the “Company Disclosure Letter”) prior to or in connection with the execution and delivery of this Agreement or as are disclosed in the Company Financials, the Company hereby represents and warrants to the Purchasers, as of the date hereof and as of the Closing, as follows:

3.1 Existence; Authorization; Valid Issuance; No Conflicts or Filings; No Disqualifying Events.

(a) The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Agreement and the other Transaction Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than the State of Delaware) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Transaction Document to which the Company is a party has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Purchasers, each Transaction Document to which the Company is a party shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) As of the Closing Date, the Securities will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents or the laws of its jurisdiction of the state of Delaware. As of the applicable date, the shares of Preferred Stock and/or Common Stock issuable upon conversion of the Notes and exercise of the Warrants will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents or the laws of its jurisdiction of incorporation. As of the applicable date, the shares of Common Stock issuable upon conversion of any shares of Preferred Stock issuable upon conversion of the Notes will be duly authorized and, when issued, paid for and delivered in accordance with the applicable Transaction Documents, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions (other than those arising under the Transaction Documents, the Organizational Documents of the Company or applicable securities laws), and will not have been issued in violation of any preemptive or similar rights created under the Company’s Organizational Documents or the laws of its jurisdiction of incorporation.

(d) Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article 4 of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents, the issuance and sale of the Securities hereunder, the compliance by the Company with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the Organizational Documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of the Purchasers set forth in Article 4 of this Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents (including, without limitation, the issuance of the Securities), other than (i) filings required by (x) applicable state securities laws and (y) federal antitrust laws and (ii) those filings, the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) Action, Proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of the Purchasers’ representations and warranties set forth in Article 4 of this Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Securities by the Company to the Purchasers.

(h) Neither the Company nor any person acting on its behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities. The Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold any securities, or has taken any other action, which would reasonably be expected to subject the offer, issuance or sale of the Securities, as contemplated hereby, to the registration provisions of the Securities Act.

(i) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

3.2 Capitalization.

(a) Set forth on Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each record holder of Company Securities and the number and type of Company Securities held by each such holder as of the date hereof.

(b) Prior to giving effect to the Business Combination, all of the Company Securities are and will be owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents, applicable securities Laws, or as set forth on Section 4.03(b)(i) of the Company Disclosure Letter. Other than the Company Securities set forth in Section 4.03(b)(ii) of the Company Disclosure Letter, the Company does not have any other issued or outstanding common stock or any other securities. All of the issued and outstanding Company Securities have been duly authorized and validly issued in accordance with all applicable Laws, including applicable securities Laws, and the Company’s Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company. Except as set forth on Section 4.03(b)(iii) of the Company Disclosure Letter or in the Company’s Organizational Documents, there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its security holders is a party or bound relating to any Company Securities, whether or not outstanding. Except as set forth on Section 4.03(b)(iv) of the Company Disclosure Letter or as provided for in this Agreement, there are no (1) outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company or (2) voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company Securities. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to its securities. Except as disclosed in the Company Financials, the Company has not since its incorporation declared or paid any distribution in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

(c) Section 4.03(c)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of shares of the Company subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting schedule of such Company Option; and (vi) the date on which such Company Option expires. Each Company Option was validly granted or issued and properly approved by the Company Board (or appropriate committee thereof) and, in the case of the Company Options, in accordance with the terms of the Company Incentive Plan or the applicable award agreement. Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Incentive Plan or the applicable award agreement, (ii) was not granted with an exercise price per share less than the fair market value (pursuant to Section 409A or Section 422, as applicable, of the Code) of the underlying shares of Company Common Stock as of the date such Company Option was granted, and (iii) has a grant date that is not earlier than the date on which the Company Board or compensation committee actually awarded such Company Option. Section 4.03(c)(ii) of the Company Disclosure Letter sets forth the terms of any vesting acceleration rights and any other vesting acceleration that will be applicable to any unvested Company Options. No Company Common Stock is subject to vesting as of the date hereof. All Company Common Stock that is subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No Company Options are “early exercisable” as of the date hereof. The Company has no outstanding commitments to grant Company Options.

(d) Section 4.03(d) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each holder of Company Convertible Securities, including (i) the name of the holder, (ii) the date of issuance, (iii) the principal amount or purchase price paid for such Company Convertible Security, and (iv) the applicable valuation cap, discount rate, or other material economic terms. There are no side letters, amendments, waivers, or other agreements that modify the standard terms of any Company Convertible Securities. The Company has no outstanding commitments to issue any additional Company Convertible Securities. The treatment of Company Convertible Securities under Section 2.1(a) is permitted under applicable Laws, and the terms and conditions of such Company Convertible Securities, or the consent of any holder thereof.

(e) Except as provided for in this Agreement, as a result of the consummation of the Transaction, no units, warrants, options or other securities of the Company are issuable and no rights in connection with any units, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.3 Subsidiaries. The Company has not had and does not have any subsidiaries.

3.4 Financial Statements.

(a) The Company has provided to the Purchaser true, correct and complete copies of: (i) the unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto) as of and for the (x) year ended December 31, 2025 and (y) three month periods ending March 31, 2026, each consisting of the consolidated balance sheets of the Company as of such dates and the related consolidated income statements and statements of cash flows for the periods then ended (the “Draft Company Financials”) and (ii) the unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto) as of and for the year ended December 31, 2024, consisting of the consolidated balance sheet of the Company as of such date and the related consolidated income statement, changes in member equity and statement of cash flows for the fiscal year then ended, prepared in accordance with GAAP and PCAOB (the “Unaudited Company Financials”, together with the Draft Company Financials, the “Company Financials”). The Company Financials were derived in all material respects from the books and records of the Company, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Company Financials, when delivered, will have been prepared in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Company Financials in conformity with GAAP (except in the case of the Draft Company Financials that cover a period of less than one year for the absence of footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount) and were derived from and accurately reflect in all material respects, the books and records of the Company. The Company has not ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintains a system of internal controls. Such internal controls are designed to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the Company’s assets.

(c) The Company has not identified and has not received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of internal controls utilized by the Company (other than a significant deficiency or material weakness that has been previously disclosed in writing to Purchaser and is set forth on Section 4.06(a) of the Company Disclosure Letter), (y) any material fraud that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

3.5 Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Company Financials or disclosed in the notes thereto; (b) incurred in the ordinary course of the operation of business of the Company since the date of the most recent balance sheet included in the Company Financials; (c) incurred in connection with the Business Combination; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.6 Absence of Certain Changes. Except as set forth on Section 4.08 of the Company Disclosure Letter, and for activities conducted in connection with this Agreement and the transactions contemplated hereby, since March 31, 2026 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) the Company has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.02(b) of the Business Combination Agreement (without giving effect to Section 6.02(b) of the Company Disclosure Letter) if such action were taken on or prior to the Closing without the consent of the Purchaser.

3.7 Compliance with Laws. Provided that this Section 3.7 shall not apply with respect to the matters covered by Section 3.23:

(a) The Company has, during the period beginning five (5) years prior to and ending on the Closing Date, complied with, and is not currently in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably expected to be, material to the Company. Except as disclosed on Section 4.09 of the Company Disclosure Letter, no written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Law has been received that, individually or in the aggregate, would reasonably be expected to be material to the Company. For the avoidance of doubt, compliance with aviation regulatory requirements (including requirements of the Federal Aviation Administration, the Department of Transportation, and applicable airworthiness authorities) shall be assessed solely with reference to the Company Aviation Authorizations listed on Section 4.26(a) of the Company Disclosure Letter, and no representation is made hereunder with respect to aviation authorizations, exemptions, certificates or approvals not specifically listed therein.

(b) The Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders, or other Consents from Governmental Authorities and/or third Persons (the “Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. Notwithstanding the foregoing, with respect to aviation-specific Approvals (including FAA certificates, exemptions, authorizations, and special permits issued under 14 C.F.R. Parts 11, 21, 47, 61, 91, 107 or 137, or pursuant to 49 U.S.C. § 44807), the representation in this Section 3.7(b) is made solely with respect to those Approvals specifically listed on Section 4.09(b) of the Company Disclosure Letter (the “Aviation Authorizations Schedule”).

3.8 Government Contracts.

(a) Section 4.10 of the Company Disclosure Letter sets forth a list of each Government Contract in existence as of the date hereof that involves aggregate payments to the Company that are reasonably expected to be in excess of $500,000 (each, a “Material Current Government Contract”). Each Material Current Government Contract was legally awarded to the Company. Except as would not reasonably be expected to be material to the Company, and except for any Material Current Government Contract that is terminated or expires following the date hereof in accordance with its terms, all Material Current Government Contracts are: (i) a legal, valid binding obligation of the Company; and (ii) in full force and effect and enforceable against the Company, as applicable, in accordance with its terms, in each case subject to the Enforceability Exceptions.

(b) To the Company’s knowledge, for the period beginning three (3) years prior to and ending on the Closing Date, the Company has complied in material respects with each Government Contract and applicable statutory and regulatory requirements (including the FAR and applicable agency FAR supplements) with respect to each Government Contract.

(c) For the period beginning three (3) years prior to and ending on the Closing Date, neither the U.S. Government nor any of the U.S. Government’s prime contractors has notified the Company, either in writing or, to the Company’s Knowledge, orally that the Company has breached a contract requirement, or violated any regulation, statute, certification, or representation with respect to each Government Contract.

(d) For the period beginning three (3) years prior to and ending on the Closing Date, no show cause notices or cure notices have been issued against the Company with respect to any Government Contract.

(e) Neither the Company nor any “Principal” (as defined in FAR 52.209-5):

(i) is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of a government contract or subcontract;

(ii) has, within the period beginning three (3) years prior to and ending on the Closing Date, been convicted of or had a civil judgment rendered against them for commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state, or local) contract or subcontract, or violation of federal or state antitrust statutes relating to the submission of offers, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or

(iii) to the Knowledge of the Company, is presently indicted for, or otherwise criminally or civilly charged with, or currently under investigation by a governmental entity for, commission of any of the above-listed offenses.

(f) There are no outstanding claims against the Company either by the U.S. Government or by any prime contractor or subcontractor arising under a Government Contract.

(g) The Company has no pending claims (including claims under the Contract Disputes Act of 1978) against the U.S. Government or against any prime contractor arising under any Government Contract, except for routine demands for payment.

(h) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not made a mandatory disclosure to a Governmental Authority, an Inspector General of an agency, department or branch of the U.S. Government, or a Contracting Officer (as defined in FAR 2.101) in connection with the Company’s performance of any Government Contract under FAR Subpart 3.1003 or FAR 52.203-13, and, to the Knowledge of the Company, no facts exist that would reasonably require such a disclosure.

(i) Section 4.10(i) of the Company Disclosure Letter sets forth a list of each pending Government Bid that are set aside for companies with Preferred Bidder Status or otherwise requiring the Company to have Preferred Bidder Status as a condition of eligibility for award of a contract.

3.9 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all material Permits required to own, lease and operate its assets and properties as presently owned, leased or operated (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all the Company Permits, all of which are listed on Section 4.11 of the Company Disclosure Letter. To the Knowledge of the Company, each Company Permit is in full force and effect and will upon its termination or expiration will be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Company Permit. The Company has at all times operated in material compliance with all Company Permits applicable to the Company. For the avoidance of doubt, aviation-specific permits, certificates and authorizations are addressed exclusively in Section 3.24 (Aviation Regulatory Compliance) and the Aviation Authorizations Schedule, and this Section 3.9 shall not be construed to require a representation with respect to any aviation-specific permit, certificate or authorization not listed on such schedule.

3.10 Litigation. Except as described on Section 4.12 of the Company Disclosure Letter, there is no (a) Legal Proceeding of any nature currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its properties or assets, or, to the Knowledge of the Company, any of the directors or officers of the Company with regard to their actions as such, in which the reasonably expected damages are in excess of $1,000,000 or which otherwise is reasonably expected to result in an Order for specific performance, an injunction or other equitable relief; (b) to the Knowledge of the Company, there are no pending or threatened, audits, examinations or investigations by any Governmental Authority against the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company; (c) pending or threatened in writing Legal Proceedings by the Company against any third party that, individually or in the aggregate, would reasonably be expected to be material to the Company; (d) settlements or similar agreements that impose any material ongoing obligations or restrictions on the Company that, individually or in the aggregate, would reasonably be expected to be material to the Company; and (e) Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon the Company or any of its properties or assets, or, to the Company’s Knowledge, any of the directors or officers of the Company with regard to their actions as such that, individually or in the aggregate, would reasonably be expected to be material to the Company.

3.11 Material Contracts.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xx) below, to which, as of the date of this Agreement, the Company is a party or by which the Company, or any of its properties or assets are bound or affected, excluding any Company Benefit Plan (each Contract required to be set forth on Section 4.13(a) of the Company Disclosure Letter, a “Company Material Contract”). True, correct, complete copies of the Company Material Contracts, including amendments thereto, have been delivered or made available to the Purchaser. The Company Material Contracts include:

(i) each Contract that contains covenants that limit the ability of the Company (or purports to bind any Affiliate thereof) (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) each joint venture Contract, profit-sharing agreement, partnership, limited liability company agreement with a third party or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) each Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) each Contract that is reasonably anticipated to involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(v) each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years and/or relating to pending or future acquisitions or dispositions, in each case, involving aggregate payments in excess of $500,000;

(vi) each obligation to make payments in excess of $1,000,000, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property, and (B) involves aggregate annual payments in excess of $100,000 for agreements related to real property and $1,000,000 for agreements related to personal property;

(viii) each Contract that by its terms, individually or with all related Contracts, that is reasonably anticipated to call for aggregate payments or receipts by the Company under such Contract or Contracts of at least $1,000,000 per year or $5,000,000 in the aggregate;

(ix) each Contract with any Top Customer or Top Supplier (other than purchase orders, invoices, statements of work and non-disclosure or similar agreements entered into in the ordinary course of business consistent with past practice that do not contain any material terms relating to the Contract underlying the applicable Top Customer or Top Supplier relationship);

(x) each collective bargaining (or similar) agreement or Contract between the Company on one hand, and any labor union or other body representing employees of the Company on the other hand;

(xi) each Contract that is reasonably anticipated to obligate the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000;

(xii) each Contract that obligates the Company to make any capital commitment or expenditure in excess of $1,000,000 (including pursuant to any joint venture);

(xiii) each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $1,000,000;

(xiv) any Contract that provides another Person (other than any manager, director or officer of the Company) with a power of attorney to act on behalf of the Company or to act on behalf of any manager, director or officer of the Company with respect to the Company;

(xv) each Contract (A) which contains any assignment or any covenant not to assert or enforce, any Intellectual Property material to the business of the Company; (B) pursuant to which any Intellectual Property material to the business of the Company is or was developed by, with or for the Company (other than invention assignment and confidentiality agreements with employees and contractors on standard forms made available to Purchaser and without any material deviations or exceptions thereto (collectively, “Template Employee and Contractor IP Assignment Agreements”)); or (C) pursuant to which the Company either (1) grants to a third Person (I) a license, immunity, or other right in or to any Intellectual Property material to the business of the Company (other than where the non-exclusive license of Intellectual Property is incidental and not the primary purpose of the Contract) or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property, or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Assets material to the business of the Company, in the case of both (1) and (2) excluding (unless they otherwise qualify as Company Material Contracts under a different subsection of this Section 3.11): (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of Open Source Software; (y) Off-the-Shelf Software; and (z) Template Employee and Contractor IP Assignment Agreements;

(xvi) each Contract involving transactions with an Affiliate of the Company (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Organizational Documents);

(xvii) each Contract that is a settlement, conciliation, or similar agreement with any Governmental Authority or pursuant to which the Company will have material outstanding obligations after the date hereof, and excluding any such agreements that are releases entered into with former employees or independent contractors in the ordinary course of business;

(xviii) each Contract with a strategic aviation customer, operating partner, or logistics customer (including preorder agreements, memoranda of understanding, purchase orders, and service agreements) involving committed or contingent consideration in excess of $1,000,000 or exclusive or preferential rights to the Company’s products or services (collectively, “Aviation Customer Agreements”);

(xix) each Contract with a manufacturer, assembler or supplier that is exclusive or involves annual expenditures in excess of $500,000 and relates to the design, manufacture, assembly, testing or certification of the Company’s aircraft or unmanned aircraft systems, including without limitation any exclusive manufacturing arrangement; and

(xx) each Contract that contains a Change of Control provision (whether requiring consent, notice, or triggering termination, acceleration, or modification rights) that would be triggered by, or is applicable to, the consummation of the Business Combination.

(b) Except as disclosed in Section 4.13(b) of the Company Disclosure Letter, with respect to each Company Material Contract or for any Company Material Contract that is terminated or expires following the date hereof in accordance with its terms: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) except as would not reasonably be expected to be material to the Company, the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach of or default under, in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach of or default under by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and, to the Knowledge of the Company no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

3.12 Intellectual Property.

(a) Section 4.14(a)(i) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (y) all U.S. and foreign registered or issued Intellectual Property and applications owned or filed by the Company (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (z) all material unregistered Trademarks included in Owned Intellectual Property. Each item of Company Registered IP is subsisting, and to the Knowledge of the Company, valid (or applied for) and enforceable (assuming registration where required for enforcement). The Company owns, free and clear of all Liens (other than Permitted Liens or any Liens set out on Section 4.14(a)(ii) of the Company Disclosure Letter) all right, title, and interest in and to all Owned Intellectual Property and to the Knowledge of the Company, has valid and enforceable rights to use, sell, license, transfer or assign, as used, sold, licensed, transferred, or assigned in its business, all other Intellectual Property and IT Assets currently used, sold, licensed, transferred, assigned, or held for use by the Company and none of the foregoing will be adversely impacted by (nor will require any consent, notification, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of any of this Agreement or the consummation of the Transactions. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained present assignments of inventions from each inventor. Except as set forth on Section 4.14(a)(iii) of the Company Disclosure Letter, all Company Registered IP and other Owned Intellectual Property are owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP and other Owned Intellectual Property, and the Company has recorded assignments of all Company Registered IP.

(b) To the Knowledge of the Company, the Company has a valid and enforceable written license or other valid and enforceable right to use all other Company IP, including Intellectual Property that is the subject of the inbound Company IP Licenses applicable to the Company. The inbound Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions currently used by Company or otherwise material to operate the business of Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of any Company IP License in the same manner that it is currently being used is not restricted by any applicable license of the Company. The Company is not party to any Contract that requires the Company to assign to any Person any or all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) No Legal Proceeding has been made in the last six (6) years or is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Owned Intellectual Property, nor, to the Knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company, is there a reasonable basis therefor. There are no Orders to which the Company is a party or is otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the outbound Company IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not, nor is the Company’s ownership, use or license of any Owned Intellectual Property, nor the Company’s operation of its business (including its products and services) currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property.

(d) No current or former officers, employees, independent contractors, or other third parties employed or engaged by the Company has any ownership interest in any material Owned Intellectual Property and no Person has claimed or asserted in writing any ownership interest or other rights in or to any Owned Intellectual Property. Except where failure to comply has not been and would not be, individually or in the aggregate, material, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Owned Intellectual Property. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s reasonable efforts to promote the interests of the Company, or that would conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable efforts and security measures in order to maintain, preserve and protect all material Owned Intellectual Property, including to protect the secrecy, confidentiality and value of the material Company IP. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company (or all such right, title, and interest vested in one or more of the Company by operation of Law, including as “work made for hire”).

(e) The Company is in all material respects in compliance with all licenses governing any Open Source Software that is incorporated into, used, intermingled, or bundled with any material Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires the Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”). No Person other than the Company possesses, or has an actual or contingent right to access or possess, a copy in any form of any source code for any Company Software and all such source code is in the Company’s sole possession and has been maintained as strictly confidential.

(f) No government funding, resources or assistance, nor any facilities of a university, college, other educational institution, or similar institution, or research center or private or commercial third parties in their respective research and development activities were used by the Company in the development of any Owned Intellectual Property. No Governmental Authority has any (i) ownership interest or exclusive license in or to any Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in 48 C.F.R. § 252.227-7013(a)) in or to any of the Company Software, (iii) “Government purpose rights” (as defined in 48 C.F.R. § 252.227-7013(a)), or (iv) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property. The Company is not a member of or party to, or has participated in any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company is obligated to license or offer to license any existing or future Owned Intellectual Property to any Person.

(g) The Company is and has been in compliance in all material respects with all applicable Laws, regulations, internal and external Company policies and Contracts relating to data privacy, data protection and cybersecurity in all relevant jurisdictions. During the period beginning three (3) years prior to and ending on the Closing Date, to the Knowledge of the Company, (i) no Person has obtained unauthorized access to any Personal Information or Protected Information, IT Assets or Software in the possession of the Company or in their custody, control, or otherwise held or processed on their behalf nor has there been any loss, damage, disclosure, use, breach of security, or other compromise of the security, confidentiality or integrity of such IT Assets, Software, information, or data. Except as set forth in Section 4.14(g) of the Disclosure Letter, the Company has not experienced any Security Breach. No material written or oral complaint, or notice of any claims, or investigations, relating to an improper use or disclosure of, or a breach in the security of, any Personal Information or Protected Information, or relating to any information security-related incident has been received by the Company nor has the Company notified in writing, or been required by applicable Laws or Contract to notify in writing, any person or entity of any Personal Information or information security-related incident.

(h) The Company has implemented, and has used commercially reasonable efforts to require that its third-party vendors implement, adequate policies and commercially reasonable security (a) regarding the collection, use, disclosure, retention, processing, transfer, confidentiality, integrity and availability of Personal Information and Protected Information, and (b) regarding the integrity and availability of the IT Assets the Company owns, operates or outsources. To the Knowledge of the Company, the Company’s IT Assets, do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any information technology or software applications.

(i) The consummation of any of the Business Combination will not result in (i) any material violation of any data privacy or cybersecurity laws; or (ii) the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (a) any Contract providing for the license or other use of material Intellectual Property owned by the Company, or (b) any Company IP License.

3.13 Taxes and Returns. Except in each case as set forth on Section 4.15 of the Company Disclosure Letter:

(a) The Company (i) has or will have timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all valid extensions of time to file), and all such Tax Returns are true, accurate, correct and complete in all material respects, and (ii) has timely paid, collected, withheld or remitted, or caused to be timely paid, collected, withheld or remitted, all income and other material Taxes required to be paid, collected, withheld or remitted by it, whether or not such Taxes are shown as due and payable on any Tax Return. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Legal Proceeding currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file any Tax Returns or a particular type of Tax Return or pays any Tax or a particular type of Tax that it is or may be subject to such Tax or required to file such Tax Return in that jurisdiction.

(c) There is no written notification of any claim, assessment, audit, examination, investigation or other Legal Proceeding that is pending, or to the Knowledge of the Company, threatened against the Company in respect of any material amount of Taxes, and the Company has not been notified in writing of any proposed Tax claim, deficiency or assessment against it in respect of a material amount of Taxes. The Company is not currently contesting any material Tax liability before any Governmental Authority.

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has complied in all material respects with its obligations under applicable Law to (i) timely and properly collect or withhold all Taxes required to be collected or withheld by it, and (ii) timely remit such Taxes to the appropriate Governmental Authorities.

(f) The Company has not requested or consented to any waivers or extensions of any applicable statute of limitations for the collection or assessment of any Taxes, which waiver or extension (or request thereof) is outstanding or pending, other than as the result of automatic extensions of time to file Tax Returns requested in the ordinary course of business.

(g) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law) or the use of an improper method of accounting prior to the Closing; (iii) any prepaid amounts received or deferred revenue realized or received prior to the Closing outside the ordinary course of business; (iv) any intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; or (v) any “closing agreement” pursuant to Section 7121 of the Code or any other similar written agreement with a Governmental Authority relating to Taxes entered into prior to the Closing.

(h) The Company has not participated in or been a party to, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4 (or any similar or corresponding provision of state, local or foreign Law).

(i) The Company has not been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes. The Company has no Liability or potential Liability for the Taxes of another Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of U.S. state or local Tax Law) or under any other applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (in each case, excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding customary commercial Contracts entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or written agreement with any Governmental Authority with respect to any Taxes, nor is any such request pending or outstanding.

(k) The Company is, and has at all times since its inception been, classified as a C corporation for U.S. federal, state and local income tax purposes.

(l) The Company has never had a permanent establishment, office, branch, fixed place of business or other taxable presence in any country other than the country of its organization.

(m) The Company has not been a party to any transaction that was purported or intended to be treated as a distribution of stock qualifying, in whole or in part, for tax-free treatment under Section 355 of the Code (or any corresponding or similar provision of U.S. state or local Tax Law) for the period beginning three (3) years prior to and ending on the Closing Date.

(n) The Company has not knowingly taken any action, nor is it aware of any fact or circumstance, that would reasonably be expected to prevent the relevant portions of the Business Combination from qualifying for their respective Intended Tax Treatments.

3.14 Real Property.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true, correct, and complete listing of all real property owned by the Company (the “Company Owned Properties”), including the street address and owner thereof. The Company has made available to the Purchaser true, correct, and complete copies of the deeds and other instruments in its possession by which the Company acquired such Company Owned Properties, together with any title insurance policies, the most recent title reports and surveys with respect to such Company Owned Property to the extent such items are in its possession. The Company has good and indefeasible fee simple title to each such Company Owned Property free and clear of all Liens (other than Permitted Liens). Other than the Company Owned Properties, the Company does not own any real property. There are no parties in possession, as tenants, licensees or, to the Knowledge of the Company, otherwise, or parties having any option, right of first offer or first negotiation or right of first refusal or other similar rights granted to third parties to purchase or lease the Company Owned Properties or any portion thereof or interest therein. There is no condemnation or eminent domain proceedings pending or, to the Knowledge of the Company, threatened with respect to any of the Company Owned Properties or any portion thereof.

(b) Section 4.16(b) of the Company Disclosure Letter contains a true, correct and complete list of the addresses for all premises currently leased or subleased or otherwise used or occupied (but not owned) by the Company for the operation of the business of the Company (the “Company Leased Real Properties”), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof, waivers thereto or guarantees thereof (collectively, the “Company Real Property Leases”), including the parties to such Company Real Property Leases. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases. The Company has a good and valid leasehold or subleasehold interest in each relevant parcel under the Company Real Property Leases, and each Company Real Property Lease is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, against each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). With respect to each Company Real Property Lease, (i) the Company is not in breach of or default under any Company Real Property Lease, (ii) no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a breach or default by the Company and, (iii) to the Knowledge of the Company, no other party to such Company Real Property Lease is in breach or default, in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company, under such Company Real Property Lease. The Company has not collaterally assigned or granted any security interest in any Company Real Property Lease or any interest therein, nor has the Company leased, licensed or otherwise granted use or occupancy rights with respect to any Company Leased Real Property or any portion thereof to any third party. No party to any Company Real Property Lease has exercised any termination rights with respect thereto. To the Knowledge of the Company there is no condemnation or eminent domain proceedings pending or threatened with respect to any of the Company Leased Real Properties or any portion thereof.

3.15 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than $500,000 is set forth on Section 4.17 of the Company Disclosure Letter, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Section 4.17 of the Company Disclosure Letter, all such items of Personal Property are in operating condition (reasonable wear and tear excepted), as are reasonably suitable for their intended use in the business of the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases. To the Knowledge of the Company, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

3.16 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, or in the case of Company Owned Property good and indefeasible title to, its respective material tangible and intangible assets that are necessary to conduct the business of the Company as presently conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under material leasehold interests and (c) Liens set forth on Section 4.18(a) of the Company Disclosure Letter. Except as set forth on Section 4.18(b) of the Company Disclosure Letter, the material assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are necessary, in all material respects, for the operation of the businesses of the Company in all material respects as they are now conducted. The material tangible assets or personal property of the Company have been maintained in all material respects in accordance with generally accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

3.17 Employee Matters.

(a) The Company is not and has never been a party to any collective bargaining agreement or other Contract covering any group of employees with any labor organization or other representative of any of the employees of the Company, and to the Knowledge of the Company, there are not, and within the period beginning three (3) years prior to and ending on the Closing Date, there have not been, any activities or proceedings of any labor union to organize or represent such employees. During the period beginning three (3) years prior to and ending on the Closing Date, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Except as set forth on Section 4.19(a) of the Company Disclosure Letter, no current officer or other key employee of the Company, as of the date of this Agreement, has provided the Company with written notice of his or her intention to terminate his or her employment within the one (1) year period following the Closing.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter, the Company is, and, within the period beginning three (3) years prior to and ending on the Closing Date, has been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, family and medical leave, and employee terminations, except for failures to comply which, individually or in the aggregate, have not been and would not reasonably be expected to be, material to the Company. The Company has not received written or, to the Knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against the Company. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, the Company employees are employed “at will”, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Knowledge of the Company, oral agreement, or commitment or any applicable Law, custom, trade or practice.

(d) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not received written (i) notice of any unfair labor practice charge or material complaint pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board against them, (ii) notice of any material grievances or arbitrations arising out of any collective bargaining agreement to which the Company is a party, or (iii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, or immigration to conduct an investigation with respect to or relating to them or notice that such investigation is in progress.

(e) To the Knowledge of the Company, no present or former employee at level of vice president or above of the Company is in material violation of (i) any restrictive covenant or nondisclosure obligation to the Company or (ii) any restrictive covenant or nondisclosure obligation to a former employer of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or (B) the knowledge or use of trade secrets.

(f) For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, the “WARN Act”). The Company has no outstanding liabilities or obligations arising under or relating to the WARN Act.

(g) For the period beginning three (3) years prior to and ending on the Closing Date, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the Knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company, in each case, in their capacities as officers, employees, or directors of the Company, and (ii) the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

3.18 Benefit Plans.

(a) Set forth on Section 4.20(a) of the Company Disclosure Letter is a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, all contributions that are due have been made or, to the extent not yet due, are properly accrued in accordance with GAAP on the Company Financials, in all material respects. The Company is not required to provide employee benefits pursuant to a collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees.

(b) Each Company Benefit Plan is and has been operated, administered, maintained, and funded at all times in compliance with its terms and all applicable Laws in each case in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter from the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter upon which the Company is entitled to rely) or (ii) the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Knowledge of the Company, no event has occurred or circumstance exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan required to be listed on Section 4.20(a) of the Company Disclosure Letter, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents, service agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent summary plan descriptions and material modifications thereto; (iii) the most recent Form 5500s, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the most recent nondiscrimination testing reports; (vi) the most recent determination letter (or opinion letter) received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority for the period beginning three (3) years prior to and ending on the Closing Date.

(d) With respect to each Company Benefit Plan: (i) no Legal Proceeding is pending, or to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration and administrative appeals of denied claims); and (ii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption.

(e) Neither the Company nor any ERISA Affiliate currently maintains, or within the preceding six (6) years has maintained or contributed to, a Company Benefit Plan which is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability, could not otherwise have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Company does not and has not ever maintained, and is not and has never been required to contribute to or otherwise participate in, (i) a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code or (ii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(f) Except as set forth on Section 4.20(f) of the Company Disclosure Letter, the consummation of the Business Combination will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company to any severance pay or increase in severance pay or any other compensation payable by the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such employee, officer or other individual service provider by the Company, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment, including with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 4.20(g) of the Company Disclosure Letter or to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee and are not obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(h) Each Company Benefit Plan can be terminated at any time without resulting in any material Liability to the Company, the Purchaser, Merger Sub or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities, other than Liabilities with respect to participant accrued benefits through the effective date of such termination in accordance with the terms of such plan and ordinary administration costs typically incurred in a termination event.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all respects with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder.

3.19 Environmental Matters. Except as set forth in Section 4.21 of the Company Disclosure Letter:

(a) The Company and its properties and facilities are and have, during the time that the Company has owned, operated or leased such property or facility, been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, timely renewing and complying with all Permits required for their business and operations under any Environmental Laws (“Environmental Permits”).

(b) No Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or its assets or properties alleging a material violation of, or material liability under, any Environmental Law or Environmental Permit, including with respect to the revocation or termination of any Environmental Permits.

(c) None of the Company or any of its current or, to the Knowledge of the Company, former properties, facilities or operations, are the subject of any outstanding material Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Law, (ii) Remedial Legal Proceeding, or (iii) Release or threatened Release of a Hazardous Material, in each case, that would be reasonably expected to result in a material Environmental Liability. The Company has not assumed, contractually or by operation of Law, any material Environmental Liabilities.

(d) The Company has not generated, manufactured, stored, treated, transported, Released, disposed of, arranged for or permitted the disposal of, any Hazardous Material, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liability.

(e) The Company has not received written notification of any investigation of the business, operations, or currently or formerly owned, operated, or leased property of the Company that would be reasonably expected to lead to the imposition of any material Liens or material Environmental Liabilities and no such investigations are pending or threatened in writing.

(f) No Person has Released any Hazardous Material at, on, or under any facility currently or to the Knowledge of the Company, formerly owned or operated by the Company or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material Environmental Liability of the Company.

(g) The Company has provided to the Purchaser all material, final and non-privileged written environmental reports, audits, assessments, liability analyses, memoranda and studies, including Phase I environmental site assessments, in the possession of, or conducted by, the Company and concerning the environmental condition of any properties or operations of the Company, Environmental Liabilities or compliance with Environmental Laws.

3.20 Transactions with Related Persons. Except as set forth on Section 4.22 of the Company Disclosure Letter, and except for in the case of any employee, officer or director, of any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice or except as set forth in the Company Financials, the Company is not a party to any transaction or Contract with any (a) present or former executive officer or director of the Company, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing. Except as set forth in the Company Financials or as set forth on Section 4.22 of the Company Disclosure Letter: (x) to the Knowledge of the Company, no Related Person or any Affiliate of a Related Person has, directly or indirectly, a material economic interest in any Contract with the Company (other than such Contracts that relate to any such Person’s ownership of the Company Securities or other equity interests of the Company as set forth on Section 4.03(a) of the Company Disclosure Letter or such Person’s employment or consulting arrangements with the Company), and (y) the assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

3.21 Insurance.

(a) Section 4.23(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the business of the Company (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) (the “Insurance Policies”). As of the date hereof, all premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, subject, in each case to the Enforceability Exceptions and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect immediately following the Closing. The Company has no self-insurance or co-insurance programs. For the period beginning three (3) years prior to and ending on the Closing Date, the Company has not received any written notice from, or on behalf of, any insurance carrier for the Insurance Policies of cancellation, termination, refusal to issue an insurance policy or non-renewal of a policy.

(b) Section 4.23(b) of the Company Disclosure Letter identifies each individual insurance claim in excess of $1,000,000 made by the Company within the period beginning three (3) years prior to and ending on the Closing Date on an Insurance Policy. During the period beginning three (3) years prior to and ending on the Closing Date, the Company has not made any material claim against an Insurance Policy as to which the insurer has finally denied coverage in its entirety.

3.22 Top Customers and Suppliers.

(a) Section 4.24(a) of the Company Disclosure Letter lists as of the date of this Agreement, by aggregate dollar value of the Company business transaction volume with such counterparty, as applicable, for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the three (3) largest customers of the Company (the “Top Customers”). To the Knowledge of the Company, as of the date hereof, no such Top Customer has provided written notice to the Company (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Contract to which it is a party with such Top Customer.

(b) Section 4.24(b) of the Company Disclosure Letter lists as of the date of this Agreement, all suppliers or manufacturers of goods or services for each of (i) the twelve (12) months ended on December 31, 2025 and (ii) the twelve (12) months ended on December 31, 2024, the suppliers of the Company that the Company pays at least $1,000,000 per annum for each such period (the “Top Suppliers”). To the Knowledge of the Company as of the date hereof, no such Top Supplier has provided notice to the Company (i) of its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company, or (ii) that the Company is in material breach of the terms of any Company Material Contract with any such Top Supplier.

(c) Except as set forth on Section 4.24(c) of the Company Disclosure Letter, none of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company in writing that it is in a material dispute with the Company or its businesses.

3.23 Certain Business Practices.

(a) The Company has not and, to the Knowledge of the Company, nor any of its officers or directors nor any other Persons acting on behalf of the Company, has taken any action or refrained from taking any action that would cause the Company to be in violation of the Anti-Bribery Laws. The Company has not and, to the Knowledge of the Company, nor has any other Person acting on behalf of the Company, taken any act in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment of any gift, money or anything of value to a Government Official to obtain or retain business or to secure any improper advantage. To the Knowledge of the Company, none of its officers, directors, or any of their respective Representatives acting on their behalf, for the period beginning five (5) years prior to and ending on the Closing Date, has been subject to or conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission relating to any noncompliance with any Anti-Bribery Laws. Neither the Company, nor any of its officers or directors, nor, to the Knowledge of the Company, any Representatives acting on their behalf, has received any written notice, request, or citation from any Governmental Authority for any actual or potential noncompliance with any Anti-Bribery Laws for the period beginning five (5) years prior to and ending on the Closing Date.

(b) For the period beginning five (5) years prior to and ending on the Closing Date, the operations of the Company are and have been conducted at all times in material compliance with applicable International Trade Laws and Sanctions Laws, and no Legal Proceeding between the Company and any Governmental Authority with respect to any of the foregoing is, to the Knowledge of the Company pending or threatened in writing.

(c) The Company has not and, to the Knowledge of the Company, nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is or has been for the period beginning five (5) years prior to and ending on the Closing Date: (i) identified on any applicable sanctions-related list of designated or blocked persons (including without limitation the Specially Designated Nationals and Blocked Persons List (“SDN List”) maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”)); (ii) located, organized, or resident in any country, region or territory that is the subject of comprehensive territorial sanctions administered by the United States and any other jurisdiction in which the Company operates (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (each a “Sanctioned Jurisdiction”); or (iii) owned, directly or indirectly, individually or in the aggregate, 50 percent or more or otherwise controlled by any of the foregoing.

(d) For the period beginning five (5) years prior to and ending on the Closing Date, the Company has maintained in place and implemented risk-based measures designed to promote compliance with Sanctions Laws.

(e) For the period beginning five (5) years prior to and ending on the Closing Date, the Company has not directly or indirectly, been in violation of Sanctions Laws used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other Person in connection with any sales or operations in a Sanctioned Jurisdiction or for the purpose of financing the activities (i) of any Person currently identified on any applicable sanctions-related list of designated or blocked persons maintained by OFAC, or (ii) in any other manner that would constitute a violation of Sanctions Laws.

3.24 Aviation Regulatory Compliance.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all material aviation authorizations, certificates, exemptions, permits, approvals, and pending applications issued by or filed with any Aviation Authority and held by or on behalf of the Company, or otherwise required for the conduct of the Company’s business as presently conducted (collectively, the “Company Aviation Authorizations”). The Company Aviation Authorizations include, to the extent applicable and held as of the date hereof: type certificates and applications therefor, supplemental type certificates, production certificates, airworthiness certificates (including special airworthiness certificates), experimental certificates, exemptions (including exemptions issued pursuant to 49 U.S.C. § 44807), certificates of authorization, aircraft registration certificates, and any designations, delegations or approvals under the FAA’s Organization Designation Authorization program or any successor program.

(b) To the Knowledge of the Company, each Company Aviation Authorization is valid, in good standing and in full force and effect and is not liable to revocation, suspension, cancellation or adverse modification for any currently existing reason. The Company has not received written, or to the Knowledge of the Company, oral notice from any Aviation Authority of any pending or threatened revocation, suspension, limitation, restriction or adverse modification of any Company Aviation Authorization.

(c) The Company has filed FAA Form 8110-12 (Application for Type Certificate) with respect to the Chaparral C2 aircraft (the “Chaparral”), which application was acknowledged by the FAA on December 5, 2022, and assigned Project Number TC20675LA-SC (the “Type Certification Application”). As of the date hereof, no type certificate, supplemental type certificate, or production certificate has been issued with respect to the Chaparral. The Company makes no representation as to the timing of issuance of a type certificate or any interim milestone (including G-1 Issue Paper, accepted Project Specific Certification Plan, or established certification basis) except as may be specifically set forth on Section 4.26(c) of the Company Disclosure Letter. As of the date hereof, the Company has submitted a draft Project Specific Certification Plan (PSCP) to the FAA which is under negotiation but has not been formally accepted; the FAA has not issued a G-1 Issue Paper, the certification basis has been proposed but not established, and no special conditions or equivalent level of safety findings have been proposed by the FAA.

(d) The Company is in material compliance with all conditions, limitations and requirements of each Company Aviation Authorization. The Company is not a party to any consent order, compliance order, letter of correction, warning letter or similar enforcement correspondence with any Aviation Authority that remains unresolved.

(e) No Company Aviation Authorization requires any consent, approval, notification or other action by any Aviation Authority in connection with the consummation of the Business Combination. The Parties acknowledge that, because the Company will survive the Merger as the certificate holder and registrant, no transfer of any Company Aviation Authorization is required. To the extent that any Company Aviation Authorization is subject to a change-of-control notification requirement, such requirement is identified on Section 4.26(e) of the Company Disclosure Letter, and the Company shall provide any such notifications in accordance with applicable requirements.

(f) As of the date hereof, the Company operates solely as an aircraft designer and manufacturer (OEM) and does not hold or require any air carrier certificate under 14 C.F.R. Part 119, any operating certificate under 14 C.F.R. Parts 121, 125, 135, or 137, or any unmanned aircraft system operator certificate, and does not conduct commercial air transportation operations. The Company does not hold economic authority from the Department of Transportation under 49 U.S.C. §§ 41101-41113. The Company’s flight operations to date have been conducted under public aircraft authority (49 U.S.C. §40102) pursuant to COA 2025-WSA-17733, with the University of Alaska Fairbanks (ACUASI) serving as the public agency proponent. Such operations do not constitute commercial air transportation and do not require the Company to hold a Part 119 or Part 135 operating certificate.

(g) The Company maintains books and records with respect to its aviation design and manufacturing activities, including type design data, airworthiness data, flight test data, and conformity records, in material compliance with applicable Aviation Authority requirements. The Company owns or has the right to use all type design data and related technical data necessary for the prosecution of the Type Certification Application.

(h) The Company is in material compliance with all applicable requirements of the Defense Federal Acquisition Regulation Supplement clause 252.204-7012 (Safeguarding Covered Defense Information and Cyber Incident Reporting) and National Institute of Standards and Technology Special Publication 800-171 with respect to any controlled unclassified information (“CUI”) in its possession, and has implemented and maintains adequate information security controls reasonably designed to protect such CUI. Section 4.26(i) of the Company Disclosure Letter identifies each Material Current Government Contract that imposes CUI safeguarding obligations on the Company.

(i) The Company has provided to the Purchaser all material information and data pertaining to the Company Aviation Authorizations in its possession, including copies of all certificates, exemptions, authorizations, applications, correspondence with Aviation Authorities regarding the Type Certification Application, and any material enforcement or compliance correspondence.

(j) The Purchaser acknowledges that type certification of the Chaparral is an ongoing regulatory process subject to FAA timelines and requirements that are not within the sole control of the Company. No representation or warranty is made herein, and no closing condition shall be construed to require, the issuance of a type certificate, production certificate, or any airworthiness certificate as a condition to the Closing, and the absence of such issuance shall not constitute a Company Material Adverse Effect.

3.25 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.26 Finders and Brokers. Except as reflected on Section 4.28 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which the Company would be liable in connection with the Business Combination based upon arrangements made by the Company or any of their Affiliates.

3.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Letter) and in any certificate delivered to the Company pursuant hereto; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Letter) or in any certificate delivered to the Company pursuant hereto.

3.28 Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company expressly for inclusion or incorporation by reference in (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Business Combination or in the Proxy Statement/Registration Statement or (ii) any of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing and any other press releases of prospectus filed under Rule 425 of the Securities Act in connection to the Business Combination contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (a) the time such information is filed with or furnished to the SEC (provided, that if such information is revised by any subsequently filed amendment or supplement, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Proxy Statement/Registration Statement is declared effective by the SEC; (c) the time the Proxy Statement/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the Purchaser Shareholders; or (d) the time of the Purchaser Shareholders’ Meeting. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser, Merger Sub or their respective Affiliates.

3.29 No Additional Representations or Warranties. Except as provided in this Article 3, neither the Company nor any of its Affiliates, nor any of its directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Purchasers or their respective Affiliates or any other Person and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchasers or their respective Affiliates or any other Person.

Article 4

Representations and Warranties of the Purchasers.

Each Purchaser, severally and not jointly, hereby represents and warrants as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a specified date, as of such date):

(a) The Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation with the requisite power and authority to enter into and perform its obligations under the Transaction Documents.

(b) Each Transaction Document to which it is a party has been duly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery of the same by the Company, each Transaction Document to which the Purchaser is a party shall constitute the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution, delivery and performance of the Transaction Documents, including the purchase of the Securities hereunder, the compliance by the Purchaser with all of the provisions of the Transaction Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the Organizational Documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents, including the purchase of the Securities.

(d) At the time the Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any Note, it will be: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) (7), (8) or (12) and (13) under the Securities Act) satisfying the applicable requirements set forth on Schedule B, (ii) is acquiring the Securities only for its own account and not for the account of others, or if the Purchaser is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer, and the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule B following the signature page hereto). The Purchaser is not an entity formed for the specific purpose of acquiring the Securities. The Purchaser understands that this offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).

(e) The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in this offering. Accordingly, the Purchaser understands that this offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(f) The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state in the U.S. or other jurisdiction and that the Company is not required to register the Securities. The Purchaser acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so-called “Section 4(a)1½”), or (iii) an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the U.S., and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. The Purchaser acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, the Purchaser may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(g) The Purchaser understands and agrees that it is purchasing the Securities directly from the Company. The Purchaser further acknowledges that there have not been, and the Purchaser hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Purchaser by the Company, the SPAC, the Placement Agent, any of their respective Affiliates or any control persons, officers, directors, employees, partners, agents or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Agreement. The Purchaser agrees that none of (i) any other Purchaser (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other Purchaser), (ii) the Placement Agent, its respective Affiliates or any of its or its Affiliates’ respective control persons, officers, directors or employees or (iii) the SPAC or any other party to the Business Combination Agreement, including any such Person’s representatives, Affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto, shall be liable to the Purchaser pursuant to this Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities. On behalf of the Purchaser and its affiliates, the Purchaser releases the Placement Agent or any of its respective Affiliates in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this offering and this Agreement. Purchaser agrees not to commence any litigation or bring any claim against the Placement Agent or any of its Affiliates in any court or any other forum which relates to, may arise out of, or is in connection with, this offering and this Agreement. This undertaking is given freely and after obtaining independent legal advice.

(h) In making its decision to purchase the Securities, the Purchaser has relied solely upon the independent investigation made by the Purchaser and the Company’s representations in Article 3 of this Agreement. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company and the Business Combination, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to the Purchaser’s investment in the Securities. The Purchaser represents and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Purchaser acknowledges that certain information provided by the Company was based on projections, and such projections were prepared in good faith based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Purchaser further acknowledges that such information and projections were prepared without the participation of the Placement Agent and that the Placement Agent does not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections. The Purchaser further acknowledges that the information provided to the Purchaser was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company or another party intends to file with the Commission in connection with the Business Combination (which will include substantial additional information about the Company and the Business Combination and will update and supersede the information previously provided to the Purchaser). The Purchaser acknowledges and agrees that none of the Placement Agent or any of its respective Affiliates or any of the Person’s or its Affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents, including the Placement Agent (collectively, “Representatives”) has provided the Purchaser with any information, recommendation or advice with respect to the Securities nor is such information, recommendation or advice necessary or desired. None of the Placement Agent or any of its respective Affiliates or Representatives has made or makes any representation as to the Company Entities or the quality or value of the Securities. In addition, the Company, the SPAC, the Placement Agent and their respective Affiliates or Representatives may have acquired non-public information with respect to the Company Entities or the SPAC which the Purchaser agrees need not be provided to it. In connection with the issuance of the Securities to the Purchaser, none of the Placement Agent, its Affiliates or the Company Entities, the SPAC, or any of their respective Affiliates or Representatives has acted as a financial advisor or fiduciary to the Purchaser.

(i) The Purchaser became aware of this offering of the Securities solely by means of direct contact between the Purchaser and the Company or its Affiliates or by means of contact from the Placement Agent, and Securities were offered to the Purchaser solely by direct contact between the Purchaser and the Company or its Affiliates or agents, including the Placement Agent. The Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to the Purchaser, by any other means. The Purchaser acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser understands and acknowledges that the purchase and sale of the Securities hereunder meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

(k) The Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists and will not look to the Placement Agent for all or part of any such loss or losses the Purchaser may suffer.

(l) The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(m) The Purchaser is not (i) a person or entity named, nor owned or controlled by an entity named on, on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any OFAC Lists, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank, or (iv) located, organized, or ordinarily resident in a jurisdiction subject to comprehensive sanctions administered by OFAC, including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine. The Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Purchaser is permitted to do so under applicable law. If the Purchaser is a financial institution subject to the BSA/PATRIOT Act, the Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Purchaser maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, the Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by the Purchaser and used to purchase the Securities were legally derived.

(n) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

(o) The Purchaser: (i) has sufficient immediately available cash or other funds available to pay the Subscription Amount pursuant to Section 2.2(b)(ii) and any expenses incurred by the Purchaser in connection with the transactions contemplated by or in connection with the Transaction Documents; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations under the Transaction Documents; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations under the Transaction Documents.

(p) The Purchaser acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or Company (including, without limitation, the Company, the SPAC, the Placement Agents or any of their respective Affiliates or any of their respective or their respective Affiliates’ control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Article 3 of this Agreement, in making its investment or decision to invest in the Company. The Purchaser agrees that none of (i) any other Person participating in any other private placement of securities of the Company (including the controlling persons, officers, directors, partners, agents or employees of any such other Person), (ii) the Company, its Affiliates or any of its or their respective Affiliates’ control persons, officers, directors, partners, agents, employees or representatives, (iii) the SPAC, its Affiliates or any of its or their respective control persons, officers, directors, partners, agents, employees or representatives nor (iv) the Placement Agents, their respective Affiliates or any of its or their respective control persons, officers, directors, partners, agents, employees or representatives shall be liable to the Purchaser pursuant to the Transaction Documents or any other agreement related to a private placement of Securities for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities hereunder or thereunder.

(q) At all times on or prior to the Closing Date, the Purchaser has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Securities.

(r) The Purchaser hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Purchaser, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms.

(s) The Purchaser acknowledges that (i) the Company Entities, the SPAC, and the Placement Agents, and any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company Entities and the SPAC that is not known to the Purchaser and that may be material to a decision to purchase the Securities, (ii) the Purchaser has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company Entities, the SPAC or the Placement Agents or any of their respective Affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to the Purchaser, and the Purchaser hereby to the extent permitted by law waives and releases any claims it may have against the Company Entities, the SPAC, the Placement Agents and their respective Affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(t) The Purchaser acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to the Company.

(u) The Purchaser acknowledges and is aware that the Placement Agent is acting as placement agent to the SPAC in connection with an offering of its securities in connection with the Business Combination. Purchaser understands and acknowledges that Placement Agent’s role as placement agent to the SPAC in connection with the Business Combination may give rise to potential conflicts of interest or the appearance thereof.

(v) The Purchaser further acknowledges that the Purchaser has not relied upon the Placement Agent in connection with the Purchaser’s due diligence review of the offering of the Securities and the Company. The Purchaser acknowledges and agrees that (i) it has been informed that the Placement Agent is acting solely as placement agent in connection with the transactions contemplated by the Transaction Documents and is not acting as an underwriter or in any other capacity in connection with the transactions contemplated by the Transaction Documents and is not and shall not be construed as a fiduciary for the Purchaser in connection with the transactions contemplated by the Transaction Documents, (ii) it has not relied on the Placement Agent in connection with its determination as to the legality of its acquisition of the Securities or as to the other matters referenced herein, (iii) it has not relied on any investigation that the Placement Agent, any of its Affiliates or any other person acting on their behalf has conducted with respect to the Securities or the Company or the SPAC, (iv) the Placement Agent has not made and will not make any representation or warranty, whether express or implied, of any kind or character and have not provided any advice, including without limitation financial advice, or recommendation in connection with the transactions contemplated by the Transaction Documents, in each case, to the Purchaser, (v) the Placement Agent has not solicited any action from the Purchaser with respect to the offer and sale of the Securities, and (vi) the Placement Agent will have no responsibility to the Purchaser with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated by the Transaction Documents or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, condition (financial and otherwise), management, operations, properties, prospects or projections of the Company, the SPAC or the transactions contemplated by the Transaction Documents.

(w) The Purchaser acknowledges that no disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Securities. The Purchaser acknowledges that none of the Placement Agent or any Affiliate of the Placement Agent has provided Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired. The Purchaser further acknowledges that none of the Placement Agent or any of its directors, officers, employees, representatives or controlling persons has made any independent investigation with respect to the Company, the SPAC, the Sponsor or any of their subsidiaries or any of their respective business, the Securities or the completeness or accuracy of any information provided to the Purchaser, and do not intend to make any representation or warranty with respect to the Company, the SPAC, the Sponsor, the Securities or the completeness or accuracy of any information provided to the Purchaser by the Company, the SPAC, the Sponsor or any of their Affiliates or Representatives. None of Placement Agent or any Affiliate has made or makes any representation as to the Company, the SPAC, or the Sponsor, the Securities or the completeness or accuracy of any information provided to the Purchaser, or the quality or value of the Company, the SPAC, or the Securities.

(x) The Purchaser either (i) is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) or (ii) has disclosed in writing to the Company, prior to the execution of this Agreement, that it is not a citizen of the United States within the meaning of such definition.

(y) Each Purchaser, severally and not jointly, represents and warrants that such Purchaser is acting independently with respect to its investment in the Securities and is not acting as part of a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any other Purchaser or any other Person in connection with the purchase of the Securities or any securities of the Company or the Public Company. Each Purchaser acknowledges and agrees that (i) the purchase price and other terms of such Purchaser’s investment have been determined independently by such Purchaser, (ii) such Purchaser has made its investment decision independently of every other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or the SPAC that may have been made or given by any other Purchaser or its agents or representatives, and (iii) nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. For the avoidance of doubt, the foregoing shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

Article 5

OTHER AGREEMENTS OF THE PARTIES

5.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 5.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Purchaser under this Agreement.

(b) Each Purchaser agrees to the imprinting, so long as is required by this Section 5.1, of a legend on any of the Securities in the following form and any such other legend as may be required pursuant to the Charter:

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c) Each Purchaser agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates (or reasonable evidence of issuance by book entry, as applicable) representing Securities as set forth in this Section 5.1 is predicated upon the Company’s reliance upon this understanding.

5.2 Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities and the Underlying Shares issuable upon conversion or exercise thereof will result in dilution of the outstanding shares of the Company, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of the Company.

5.3 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities.

5.4 Conversion and Exercise Procedures. No ink-original notice of exercise or notice of conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any notice of exercise or conversion form be required in order to exercise the Warrants or convert the Note, except as set forth in the Transaction Documents. No additional legal opinion, other information or instructions shall be required of any Purchaser to exercise its Warrants or convert its Note. The Company shall honor exercises of the Warrants and conversions of the Note and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

5.5 Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for general corporate and working capital purposes, in the Company’s exclusive discretion.

5.6 Indemnification.

(a) Subject to the provisions of this Section 5.6 and Section 6.10, the Company will indemnify and hold each Purchaser Party harmless from any and all Losses that any Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations and warranties of the Company found exclusively in Section 3.1 and the covenants or agreements made by the Company in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of a Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings a Purchaser Party may have with any such third party or any violations by a Purchaser Party of state or federal securities laws or any conduct by a Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct or any claims of breaches of fiduciary duties).

(b) Subject to the provisions of this Section 5.6 and Section 6.10, each Purchaser will, severally and not jointly, indemnify and hold each Company Party harmless from any and all Losses that any Company Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or in the other Transaction Documents (unless such Loss is primarily based upon a material breach of a Company Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings a Company Party may have with any such third party or any violations by a Company Party of state or federal securities laws or any conduct by a Company Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct or any claims of breaches of fiduciary duties).

(c) If any Action or Proceeding shall be brought against any Person in respect of which indemnity may be sought pursuant to this Agreement, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing, but the omission to notify such Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to any Indemnified Party under this Section 5.6 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnified Party. Any Indemnified Party shall have the right to employ separate counsel in any such Action or Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such Action or Proceeding there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party shall not be liable for any settlement of any Proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

5.7 Blue Sky Filings. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the U.S.

5.8 Securities Laws Disclosures; Publicity.

(a) The Company shall use commercially reasonable efforts to cause the SPAC to (a) by 9:30 a.m. (New York City time) issue a press release and/or file a Current Report on Form 8-K (the “Disclosure Document”) disclosing the material terms of the transactions contemplated hereby and all material non-public information (other than the Additional Information) concerning the Company disclosed to the Purchasers by the Company, the SPAC or their respective agents, which shall have been previously reviewed by counsel for the Placement Agent, and (b) in respect of any information that is issued in a press release, file a Current Report on Form 8-K including the form of this Agreement as an exhibit thereto, which shall have been previously reviewed by counsel for the Placement Agent, within the time required by the Exchange Act. Effective upon the issuance of such Disclosure Document, the Company acknowledges and represents to each Purchaser that (i) if a Purchaser has not received the Additional Information, such Purchaser shall not be in possession of material non-public information concerning the Company disclosed to such Purchaser by the Company or its agents and (ii) if a Purchaser has received the Additional Information, such Purchaser shall not be in possession of material non-public information (other than the Additional Information) concerning the Company disclosed to such Purchaser by the Company or its agents.

(b) To the extent any disclosure concerning the parties and/or material terms of the transactions contemplated hereby is required by law or regulations, the Company shall provide the Purchasers with prompt prior written notice of such requirement so that the Purchasers may (a) seek appropriate relief to prevent or limit such disclosure should it wish to do so, (b) furnish only that portion of the information which is legally required to be furnished or disclosed, and to the extent reasonably feasible, (c) consult with the Company on content and timing prior to any such disclosure. Notwithstanding anything to the contrary contained herein, without the prior written consent of such Purchaser, the Company shall not (and shall cause each of its affiliates and representatives not to) disclose the name of such Purchaser or its investment adviser in any filing, announcement, release or otherwise, except as required by law in which case the Company shall comply with the provisions of this Section 5.8. Notwithstanding the foregoing, if a Purchaser is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

5.9 Foreign Ownership Limitations. Each Purchaser, severally and not jointly, acknowledges that upon consummation of the Business Combination, the Company will become a wholly-owned subsidiary of a publicly traded company (the “Public Company”), and that the Public Company’s Certificate of Incorporation is expected to contain provisions limiting aggregate foreign ownership and voting of its capital stock by persons who are not citizens of the United States as defined in 49 U.S.C. § 40102(a)(15). Such provisions are designed to preserve the eligibility of the Company and its subsidiaries to register civil aircraft on the United States Aircraft Registry maintained by the Federal Aviation Administration pursuant to 49 U.S.C. § 44102. Any shares of Common Stock issuable upon conversion of the Note or exercise of the Warrant, and any shares of capital stock of the Public Company issuable in exchange therefor in connection with the Business Combination, shall be subject to any such foreign ownership or voting limitations as set forth in the Public Company’s Organizational Documents from time to time. Each Purchaser, severally and not jointly, consents to the application of such provisions to the Securities and any shares received in exchange therefor, and agrees that the enforcement of such provisions (including without limitation any suspension of voting rights, refusal to register a transfer, mandatory conversion to non-voting stock, or mandatory divestiture) shall not give rise to any claim by such Purchaser against the Company, the Public Company, or any of their respective Affiliates. The foregoing shall not limit or modify any Purchaser’s economic rights (including rights to dividends, distributions, and conversion value) except to the extent that a mandatory divestiture is effected at fair market value.

5.10 Registration. To the extent permissible under applicable securities laws, the Company shall use commercially reasonable efforts to cause SPAC to file a registration statement on Form S-4 (“Form S-4”) in connection with the consummation of the Business Combination to register the exchange of the Notes for the Pubco Preferred Stock (as defined in the Notes) and the Warrants for warrants to purchase common stock of SPAC (the “PubCo Warrants”). To the extent that the exchange of the Notes for the Pubco Preferred Stock and the Warrants for the PubCo Warrants cannot be registered pursuant to such Form S-4 under applicable securities laws, following the consummation of the Business Combination, the Company will use commercially reasonable efforts to cause SPAC to (a) grant registration rights to the Purchaser not less favorable than those provided in the Registration Rights Agreement of the SPAC dated February 10, 2026, or (b) file a resale registration statement on Form S-1 or Form S-3 covering the shares of common stock of the SPAC issuable upon exercise or conversion, as applicable, of the PubCo Warrants and the PubCo Preferred Stock within 30 days after the consummation of the Business Combination and cause such resale registration statement to be declared effective no later than the earlier of (i) the 90th calendar day following the filing date thereof if the Securities and Exchange Commission notifies the Company that it will “review” such registration statement and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Securities and Exchange Commission that such registration statement will not be “reviewed” or will not be subject to further review.

5.11 Non-Public Information. The Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. To the extent that the Company or any of its officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Purchaser without the Purchaser’s consent, the Company hereby covenants and agrees that the Purchaser shall not have any duty of trust or confidentiality to the Company or any of its officers, directors, agents, employees or Affiliates, or a duty to the Company or any of its officers, directors, agents, employees or Affiliates not to trade while aware of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document following the consummation of the Business Combination constitutes, or contains, material, non-public information regarding the Company, the Company shall, if reasonably practicable simultaneously file such notice with the SEC pursuant to a Current Report on Form 8-K. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenants in effecting transactions in securities of the Company.

Article 6

MISCELLANEOUS

6.1 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect hereof, upon the mutual written agreement of the parties hereto to terminate this Agreement.

6.2 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents. The Company shall pay all transfer agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Business Day, (b) the next Business Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (c) the second (2nd) Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Requisite Purchasers or in the case of a waiver, by the Company or the Requisite Purchasers, as the case may be, dependent on which party against whom enforcement of any such waived provision is sought. Upon the effectuation of such waiver or amendment with the consent of the Requisite Purchasers in accordance with this Section 6.5, such amendment or waiver shall be effective as to, and binding against, all Purchasers. Sections 4(g), 4(k), 4(w), 5.8, 6.8, 6.19, 6.20 and the signature page hereto may not be waived, modified, supplemented or amended except in a written instrument signed by the Company, the Purchaser and Placement Agent. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser (other than by merger). The Purchaser may assign any or all of its rights under this Agreement to any Person to whom the Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchaser.”

6.8 Third-Party Beneficiaries. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in Article 3 hereof, with respect to the representations and warranties of the Purchaser in Article 4 hereof and of the Company and Purchaser in Section 6.19 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 5.6 and this Section 6.8.

6.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the parties under Section 5.6, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

6.10 Survival. The representations and warranties contained in Section 3.1 and Article 4 herein shall survive the Closing and the delivery of the Securities for a period of two (2) years following the Closing. The representations and warranties contained in Sections 3.2 through 3.29 herein shall not survive the Closing and the delivery of the Securities.

6.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate. For the avoidance of doubt, Section 5.6 shall be the exclusive remedy for any Losses resulting from a breach of any of the representations and warranties contained in Article 3 and Article 4 of this Agreement, in each case exclusively to the extent such Losses arise during the survival period of such representations and warranties pursuant to the terms of this Agreement.

6.14 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.15 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Purchaser’s election.

6.16 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.17 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

6.18 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement. In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement.

6.19 Exculpation. Each Purchaser, severally and not jointly, acknowledges and agrees that (i) neither the Placement Agent nor its Affiliates or any control persons, officers, directors, employees, partners, agents or Representatives of the foregoing have any duties or obligations other than those specifically set forth herein or in the Engagement Letter, (ii) neither the Placement Agent nor its Affiliates or any control persons, officers, directors, employees, partners, agents or Representatives of the foregoing make any representation or warranty, or have any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Transaction Documents or in connection with any of the transactions, and (iii) no Placement Agent, its Affiliates or any control persons, officers, directors, employees, partners, agents or Representatives of the foregoing shall have any liability to the Purchaser, or to any person claiming through the Purchaser, pursuant to, arising out of or relating to the Transaction Documents, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities or with respect to any claim (whether in contract, tort, under federal or state securities laws or otherwise) for breach of the Transaction Documents or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements, or omissions with respect to any information or materials of any kind furnished by the Company, the Placement Agent or the SPAC concerning the Company, the SPAC, the Placement Agent, any of their controlled Affiliates, the Transaction Documents or the transactions contemplated hereby. This undertaking is given freely and after obtaining independent legal advice.

6.20 No Other Brokers. The Company and each Purchaser, severally and not jointly, represent and warrant to the other parties that, except for the Placement Agent, no broker or finder is entitled to any brokerage or finder’s fee or commission to be paid in connection with the sale of the Securities to the Purchasers. Each of the Company and each Purchaser, severally and not jointly, agree to indemnify and save the other Parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent other than the Placement Agent claiming to have been employed by or on behalf of such Party and to bear the cost of legal expenses incurred in defending against any such claim.

6.21 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ELROY AIR, INC.	Address for Notice:

By:
Name:
Title:	Email:

With a copy to (which shall not constitute notice):

Attn:
Email:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—
SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

[COMPANY SIGNATURE PAGE TO ELROY AIR, INC. SPA]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser: ______________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount (Note Principal Amount): $

Conversion Price: $

Warrant Shares:

EIN Number:

Additional Information Election ☐ No, do not provide the Additional Information

If you have elected “No” above, please sign where indicated below to confirm that you agree to the following:

The Purchaser acknowledges and understands that (i) the Company, the SPAC, the Placement Agents, and their respective affiliates possess material nonpublic information regarding the Company and the SPAC, including the information set forth on the Company Disclosure Letter and the Company Financials not known to the Purchaser that may impact the value of the Securities (the “Additional Information”), and that the Company, the SPAC and the Placement Agents are not disclosing the Information to the Purchaser. The Purchaser understands, based on its experience, the disadvantage to which the Purchaser is subject due to the disparity of information between the Company, the SPAC and the Placement Agents, on the one hand, and the Purchaser, on the other hand. Notwithstanding such disparity, the Purchaser has deemed it appropriate to enter into this Agreement and to purchase the Securities.

The Purchaser agrees that none of the Company, the SPAC, the Placement Agents, or their respective affiliates, principals, stockholders, partners, employees and agents shall have any liability to the Purchaser, its affiliates, principals, stockholders, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Company’s, the SPAC’s and/or the Placement Agents’ use or non-disclosure of the Information or otherwise as a result of this Agreement or the Purchaser’s acquisition of the Securities, and the Purchaser hereby irrevocably waives any claim that it might have based on the failure of the Company, the SPAC and/or the Placement Agents to disclose the Information.

The Purchaser acknowledges that (i) the Company, the SPAC and the Placement Agents are relying on the Purchaser’s representations, warranties, acknowledgments and agreements set forth above as a condition to proceeding with the transactions contemplated by this Agreement; and (ii) without such representations, warranties and agreements, the Company, the SPAC and the Placement Agents would not enter into this Agreement or engage in the transactions contemplated thereby.

Signature of Authorized Signatory of Purchaser: ______________________________

Name of Authorized Signatory:

Title of Authorized Signatory:

[PURCHASER SIGNATURE PAGE TO ELROY AIR, INC. SPA]

Schedule A

Name of Purchaser	Subscription Amount	Note Principal Amount	Warrant Shares (Common Stock)

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF PURCHASER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

☐ We are subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

☐ We are an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) PURCHASER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Purchaser
and constitutes a part of the Securities Purchase Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Purchaser has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Purchaser and under which Purchaser accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;

☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000; or

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose subscription is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

PURCHASER:
Print Name:

By:
Name:
Title:

Exhibit A

FORM OF CONVERTIBLE NOTE

Exhibit B

FORM OF WARRANT